Exhibit 99.1

           Eagle Rock Energy Partners, L.P. Announces Appointment of
                   Senior Vice President and General Counsel

     HOUSTON--(BUSINESS WIRE)--Aug. 20, 2007--Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) ("Eagle Rock" or the "Partnership") today announced effective Aug. 15, 2007, Eagle Rock Energy G&P, LLC appointed Charles C. Boettcher as its senior vice president and general counsel. Prior to joining Eagle Rock, Mr. Boettcher was a partner in the law firm of Thompson & Knight, LLP. During his eight years at Thompson & Knight, Mr. Boettcher practiced law in the Corporate and Securities department and focused his practice on mergers and acquisitions in the oil and gas industry.

     Joseph A. Mills, chairman and chief executive officer of Eagle Rock, stated, "I am very pleased to announce the appointment of Mr. Charles Boettcher to the position of senior vice president and general counsel of Eagle Rock. Charles brings a wealth of legal and transactional experience to our Partnership. Eagle Rock is committed to growing its resource and asset base which includes its human resource capital. Charles' leadership and technical skills will be a very important addition to our existing management team. We are pleased to have Charles join our team and assist us in our legal and acquisition efforts."

     Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, exploiting, developing, and producing oil and gas interests. Its corporate office is located in Houston, Texas.

     This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership's actual results to differ materially from those implied or expressed by the forward-looking statements.


     CONTACT: Eagle Rock Energy Partners, L.P.
              Alfredo Garcia, 281-408-1204